EXHIBIT 23(E)

TIAA Real Estate Account
c/o Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, New York, 10017‐3206

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 31, 2017 with respect to the Statement of Revenue and Certain Operating Expenses of The Bridges for the year ended December 31, 2016; and our report dated July 31, 2017 with respect to the Statement of Revenue and Certain Operating Expenses of The Knoll for the year ended December 31, 2016 in the Registration Statement (Form S-1) and related prospectus of the TIAA Real Estate Account.

Very truly yours,
/s/ Carr, Riggs & Ingram, L.L.C.
CARR, RIGGS & INGRAM, LLC
April 25, 2018